Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
January 26, 2022
Wendy Henry Joins Board of Directors of Cass Information Systems, Inc.
ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported that Wendy Henry has been appointed to its board of directors.
Henry retired from BKD, LLP in June 2021 as Managing Partner of the St. Louis office where she led the firm’s St. Louis metropolitan area practice as well as managing the audits of numerous organizations. She is a retired certified public accountant and a member of the American Institute of Certified Public Accountants.

Henry has also been very active in the St. Louis community, having previously served on the board of directors of United Way of Greater St. Louis, St. Louis Zoo, Mercy Health East Communities, and Regional Business Council.
“Wendy’s experience with complex financial and accounting issues through her audit background, combined with her financial statement expertise and passion for serving non-profit institutions, makes her an ideal fit and welcome addition to our board,” said Eric Brunngraber, Cass chairman and chief executive officer.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.